As filed with the Securities and Exchange Commission on October 7, 2025

Registration No. 333-247928

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form F-1 Registration Statement No. 333-247928

ON

FORM S-3

UNDER

THE SECURITIES ACT OF 1933

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	98-1489389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 More London Riverside

London SE1 2RE

United Kingdom

+44 203 283 4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000	James Inness Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 20 7710-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Verona Pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statement as of the date hereof:

•	Registration Statement No. 333-247928, initially filed with the SEC on Form F-1 on August 17, 2020 and as amended by Post-Effective Amendment No. 1 to Form F-1 on Form S-3 filed with the SEC on March 19, 2021, pertaining to the registration of 355,831,184 ordinary shares, nominal value £0.05 per share, of which 307,520,072 ordinary shares are in the form of the Company’s American Depositary Shares and 48,088,896 ordinary shares may be re-designated from the Company’s non-voting ordinary shares.

On July 8, 2025, the Company entered into a transaction agreement (the “Transaction Agreement”) with Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”) and Vol Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Bidco”), pursuant to which Bidco agreed to acquire the entire issued and to be issued share capital of the Company (the “Transaction”) by means of a court-sanctioned English law scheme of arrangement (the “Scheme of Arrangement”) under Part 26 of the Companies Act 2006. On October 6, 2025, the High Court of Justice of England and Wales (the “Court”) sanctioned the Scheme of Arrangement at a public hearing convened by the Court and the Company. On October 7, 2025, Merck and Bidco consummated the Transaction in accordance with the Transaction Agreement and the Scheme of Arrangement.

As a result of the Transaction, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered for issuance under the Registration Statement that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on October 7, 2025.

VERONA PHARMA PLC

By:	/s/ Benjamin Lucas
Name: Benjamin Lucas
Title: Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Benjamin Lucas	Principal Executive Officer and Director	October 7, 2025
Benjamin Lucas

/s/ Ebru Can Temucin	Principal Accounting Officer, Principal Financial Officer and Director	October 7, 2025
Ebru Can Temucin

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Verona Pharma plc, has signed this Post-Effective Amendment to the Registration Statement on Form S-3, in the City of New York, State of New York, on October 7, 2025.

COGENCY GLOBAL INC.

(Authorized Representative in the United States)

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.